Exhibit 99.1

Skins Announces New Trade Credit Facility
Thursday October 2, 12:08 pm ET

NEW YORK--(BUSINESS WIRE)--Skins Inc. (SKNN), a developer of revolutionary, patented, two-part interchangeable footwear, today announced that the company has secured a trade finance facility with Ashford Finance, that will enable it to build and take receipt of inventory for the Holiday 2008 and Spring 2009 seasons. The Company noted the revolving facility enables it to borrow up to $3 million for planned production and general working capital purposes. The Company noted that the line carries credit insurance from Coface to protect the Company against potential loss of receivables. The Company noted that Mark Klein, President, is serving as the personal guarantor for the revolving line.

Mark Klein, President of Skins, commented, “We are very pleased to have secured this important trade finance agreement, particularly given the exceptionally difficult credit environment, which will enable us to sustain our market presence and continue to build new customer relationships. Our recent participation at industry trade shows, including WSA, has confirmed that there is significant national interest in our brand and our product. This deal gives us great confidence that our supply chain and ability to produce goods is secure. We are grateful for the support and shared vision from Ashford Finance represented by this transaction.”

Mr. Klein continued, “While this trade credit agreement does not alleviate the necessity for us to raise capital for general corporate functions, it affords us a great deal of flexibility in terms of deploying that additional capital. We remain optimistic that we will soon close on additional financing. In order to maximize the value of that new capital, we have taken significant steps to reduce our expense base. Each of our employees, including myself, has agreed to take a 25% pay cut, which went effective as of August salaries. Additionally, we have been able to significantly reduce professional fees and have relocated our Manhattan offices to Hoboken, New Jersey and eliminated significant leasing costs. We will proceed purposefully down a path designed to enable us to achieve profitability and create significant value for the many stakeholders in our business.”

About Skins Inc.

Skins Inc. created and is continuing to develop an innovative two-part, interchangeable footwear structure consisting of outer collapsible "Skins" and an inner holistic orthopedic support section called the "Bone." The design allows consumers to purchase one inner section, the Bone, and numerous outer Skins, resulting in multiple style variations from the same pair of quality Bones, always with the same feel and fit no matter which Skin is being worn. Skins' objective is to create a new attire concept that allows and encourages consumers to frequently change their footwear, while experiencing equal comfort in all designs of shoes. This uniquely positions the Skins concept between footwear and apparel industries. For more information, visit http://www.skinsfootwear.com.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward- looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes," and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties beyond the reasonable control of the Company. These risks and uncertainties include, without limitation, those detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission, and include, among others, its limited operating history; lack of profits from operations; uncertain ability to raise additional funds on acceptable terms or at all; ability to successfully design, manufacture and commercialize its proposed product; its reliance on one unproven and undeveloped product type; rapidly changing consumer demands for footwear products; unestablished brands; degree and nature of its competition; ability to employ and retain qualified employees; and limited trading market for its common stock.

Contact:
Skins Inc.
Ryan Mulhern 866-633-1060
Investor Relations
ryan@skinsfootwear.com
or
ICR, Inc.
James R. Palczynski, 203-682-8229
jp@icrinc.com